SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Dear SAIC Stockholder,

Recently, you were sent either a proxy statement or a notice with instructions on how to access the proxy statement for the 2009 Annual Meeting of Stockholders of SAIC, Inc. to be held on June 19, 2009. According to our records, as of May 26, we have not yet received your vote.

Your vote is important. Regardless of the number of shares you own, it is important that they are represented at the annual meeting. In particular, our proposal to reclassify our class A preferred stock into common stock has a higher voting requirement than usual, so every vote counts. Please take a moment to review the proxy statement and vote your shares.

You are encouraged to vote your shares by any one of the three methods listed below:

1.	Vote by Internet: You may submit a proxy or voting instructions over the internet by following the instructions at www.proxyvote.com. You will need your 12-digit control number listed on the enclosed notice.

2.	Vote by Telephone: You may submit a proxy or voting instruction by calling 1-800-690-6903 and following the instructions. You will need your 12-digit control number listed on the enclosed notice.

3.	Vote by Mail: You may complete, sign and return the enclosed notice in the postage-paid envelope provided.

For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 18, 2009. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 16, 2009.

If you have any questions, please contact the SAIC Information Center at 1-888-767-7242. Thank you.

Sincerely,

Douglas E. Scott

Executive Vice President,

General Counsel and Secretary